EXHIBIT 2.2


 [LOGO]  STEVENS INTERNATIONAL, INC                                      NEWS
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 FOR IMMEDIATE RELEASE
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 For Additional Information Please Contact:

 Paul I. Stevens                              George A. Wiederaenders
 Chairman and Chief                           Treasurer and Chief
 Executive Officer                            Accounting Officer
 858-450-1508                                 817-831-3911


             STEVENS INTERNATIONAL CONSIDERS COMBINATION WITH GSS

 Fort Worth, TX, September  11, 2000 - Stevens  International, Inc. (OTC  BB:
 SVEIA & SVEIB) today announced that it has entered into discussions for a possible combination with Graphic Systems Services, Inc., a privately held printing equipment manufacturer located in Springboro, Ohio. The combination would involve the issuance by Stevens International of shares of its Series A Common Stock for the Graphic Systems Services business. Terms of the potential transaction remain to be determined between the parties.

 The Series A Common Stock has not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

 Stevens International, Inc. markets and manufactures complete high-speed digital image processing systems for the banknote/security industry and the web-fed printing and packaging systems for the worldwide packaging, banknote/security and specialty/commercial printing industries.

 Forward Looking Statements - Certain statements contained herein, which are not historical fact, are forward looking statements that involve risks and uncertainties, including but not limited to, the impact of competitor's pricing; product quality and related features; the cyclical nature of the Company's business; the technological innovations and product performance issues related to the Company's new product lines; recent losses; and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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               5700 E. Belknap Street * Fort Worth, Texas * 76117-4139
                     Telephone 817-831-3500 * Fax 817-759-4090